UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): September 1, 2011 (July 28, 2011)

CHINA TMK BATTERY SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-139660	98-0506246
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Sanjun Industrial Park No. 2
Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
(Address of principal executive offices)

(86) 755 28109908
(Registrant's telephone number, including area code)

____________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On July 28, 2011, Mr. Jun Tu resigned as a Director of China TMK Battery Systems Inc. (the “Company”), effective immediately. Mr. Tu’s resignation was in order to facilitate the appointment of Mr. Zhongqiu Zhang, discussed below, and was not in connection with any known disagreement with the Company on any matter.

Appointment of Directors

On July 28, 2011, the Board of Directors appointed Mr. Zhongqiu Zhang as a Director of the Company, effective immediately.

Mr. Zhang, age 51, was appointed to serve as the Company’s Director on July 28, 2011, and has served, since 1999, as senior Vice President for China Development Industrial Bank. Mr. Zhang holds a Master’s Degree in MBA from National Chengchi University, Taiwan.

On May 28, 2011, the Company entered into a securities purchase agreement with China Development Industrial Bank (“CDIB”), pursuant to which CDIB purchased an aggregate of 5,000,000 shares of the Company’s preferred stock, par value, $2 per share, for an aggregate purchase price of $10 million. The Company also agreed to call a special meeting of its Board of Directors to elect a CDIB nominee as director of the Company, within 30 days of the closing of the agreement. Mr. Zhang was nominated by CDIB and elected by the Board of Directors pursuant to this obligation. For details regarding the securities purchase agreement with CDIB, see the securities purchase agreement, a copy of which is attached as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q filed on August 15, 2011.

Mr. Zhongqiu Zhang is not related to any of the Company’s executive officers or directors, and except as set forth above, has he been a party to any transaction requiring disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA TMK BATTERY SYSTEMS INC.

Dated: September 1, 2011	By: /s/ Jin Hu
Jin Hu
Chief Financial Officer